UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 23, 2009 (July 21, 2009)

Janus Capital Group Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-15253	43-1804048
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

151 DETROIT STREET

DENVER, COLORADO 80206

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code

(303) 691-3905

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 21, 2009, Janus Capital Group Inc. (the “Company”) completed its previously announced public offering of $170.0 million aggregate principal amount of 3.25% Convertible Senior Notes due 2014 (the “Notes”), which includes $20.0 million aggregate principal amount of notes sold pursuant to the exercise of the underwriters’ over-allotment option (the “Notes Offering”).  In connection with the closing of the Notes Offering, the Company entered into a Second Supplemental Indenture, dated as of July 21, 2009 (the “Supplemental Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Chase Manhattan Bank), as trustee (the “Trustee”), relating to an Indenture, dated as of November 6, 2001, between the Company and the Trustee (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”).  The Indenture provides for the issuance of the Notes and sets forth the terms of the Notes.

The Notes will pay interest semiannually at a rate of 3.25% and will be convertible, under certain circumstances, into cash, shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), or a combination of cash and shares of Common Stock, at the Company’s election, at an initial conversion rate of 71.3012 shares of Common Stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $14.03 per share of Common Stock, subject to adjustment in certain circumstances. This initial conversion price represents a premium of 27.5% relative to the public offering price of Common Stock of $11 per share in the Common Stock Offering described below.  The Notes will mature on July 15, 2014, unless earlier converted or repurchased.  The Notes will not be redeemable prior to maturity, but will be subject to purchase by the Company at the option of the holders following a fundamental change (as defined in the Supplemental Indenture) at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date (as defined in the Supplemental Indenture).

The foregoing descriptions of the Base Indenture, the Supplemental Indenture and the form of the Notes are qualified in their entirety by reference to such documents, copies of which are filed herewith as Exhibit 4.1, Exhibit 4.2 and Exhibit 4.3 hereto and are incorporated into this item 1.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 relating to the Base Indenture, the Supplemental Indenture and the form of the Notes is contained in Item 1.01 of this Current Report on Form 8-K above and is incorporated herein by reference.

Item 8.01.  Other Events.

On July 21, 2009, the Company completed its previously announced public offering of 20,909,090 shares of Common Stock, which includes 2,727,271 shares sold pursuant to the exercise of the underwriters’ over-allotment option (the “Common Stock Offering”).  The public offering price of the shares of Common Stock was $11.00 per share.

The Company intends to use the net proceeds from the Notes Offering, together with net proceeds from the concurrent Common Stock Offering, to repurchase up to $400.0 million aggregate principal amount of the Company’s outstanding 5.875% Notes due 2011, its outstanding 6.250% Notes due 2012 and its outstanding 6.700% Notes due 2017 (collectively, the “Tender Notes”) in a tender offer. Any remaining net proceeds from the Notes Offering and the Common Stock Offering are expected to be used for general corporate purposes, including the repayment or repurchase of any of the Tender Notes that remain outstanding.

On July 23, 2009, the Company issued a press release announcing the closing of the Notes Offering and the Common Stock Offering.  A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated in this item 8.01 by reference as if fully set forth herein.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

4.1

Senior Indenture dated November 6, 2001 between Janus Capital Group Inc. (formerly known as Stilwell Financial Inc.) and The Bank of New York Trust Company, N.A. (as successor to The Chase Manhattan Bank) (incorporated by reference to Exhibit 4.1 to Janus Capital Group Inc.’s Current Report on Form 8-K filed on November 7, 2001).

	4.2	Second Supplemental Indenture, dated July 21, 2009, between Janus Capital Group Inc. and The Bank of New York Mellon Trust Company, N.A.

	4.3	Form of 3.25% Convertible Senior Notes due 2014 (included in Exhibit 4.2 hereto).

	99.1	Janus Capital Group Inc. press release announcing closing of common stock and convertible senior notes offerings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Janus Capital Group Inc.

Dated: July 23, 2009

	By:	/s/ Gregory A. Frost
Gregory A. Frost
Executive Vice President and
Chief Financial Officer

INDEX TO EXHIBITS

4.1

Senior Indenture dated November 6, 2001 between Janus Capital Group Inc. (formerly known as Stilwell Financial Inc.) and The Bank of New York Trust Company, N.A. (as successor to The Chase Manhattan Bank) (incorporated by reference to Exhibit 4.1 to Janus Capital Group Inc.’s Current Report on Form 8-K filed on November 7, 2001).

4.2	Second Supplemental Indenture, dated July 21, 2009, between Janus Capital Group Inc. and The Bank of New York Mellon Trust Company, N.A.

4.3	Form of 3.25% Convertible Senior Notes due 2014 (included in Exhibit 4.2 hereto).

99.1	Janus Capital Group Inc. press release announcing closing of common stock and convertible senior notes offerings.